Exhibit 10.1

Beherrschungs- und Gewinnabführungsvertrag	Domination and Profit and Loss Transfer Agreement

zwischen	by and between

ADVA Optical Networking SE

Märzenquelle 1-3, 98617 Meinigen OT Dreißigacker

eingetragen im Handelsregister des Amtsgerichts Jena (HRB 508155)	registered at the commercial register of the local court Jena (HRB 508155)

– ADVA –

und	and

ADTRAN Holdings, Inc.,

Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, United States of America,

eine Aktiengesellschaft (corporation) nach dem Recht des Bundesstaates Delaware (Vereinigte Staaten von Amerika), eingetragen im Division of Corporations des Bundesstaates Delaware (Vereinigte Staaten von Amerika) unter der Nummer 6141966	a corporation organized under the laws of the State of Delaware (United States of America), registered in the Division of Corporations of the State of Delaware (United States of America) under number 6141966

– ADTRAN Holdings–

§ 1 Leitung	§ 1 Managerial Control

(1)   ADVA unterstellt ADTRAN Holdings die Leitung ihrer Gesellschaft ab dem Zeitpunkt der Wirksamkeit dieses Vertrags. Dementsprechend ist ADTRAN Holdings berechtigt, dem Vorstand der ADVA in Bezug auf die Leitung der ADVA sowohl allgemeine als auch auf den Einzelfall bezogene Weisungen zu erteilen.

(1)   ADVA agrees that the management of its company shall be under the control of ADTRAN Holdings as from the date of the effectiveness of this Agreement. Accordingly, ADTRAN Holdings shall be entitled to give instructions to the management board of ADVA with respect to the management of ADVA in general or on a case by case basis.

(2) Der Vorstand der ADVA ist verpflichtet, Weisungen der ADTRAN Holdings nach § 1 Abs. 1 und in Übereinstimmung mit § 308 AktG zu befolgen.	(2) The management board of ADVA is required to comply with the instructions of ADTRAN Holdings as specified in § 1 para. 1 and in accordance with § 308 AktG.

(3) ADTRAN Holdings kann dem Vorstand der ADVA keine Weisungen in Bezug auf die Änderung, Aufrechterhaltung oder Beendigung dieses Vertrags erteilen.	(3) ADTRAN Holdings shall not be entitled to give instructions to the management board of ADVA pertaining to amending, maintaining, or terminating this agreement.

(4) Weisungen bedürfen der Textform nach § 126b BGB oder sind, sofern sie mündlich erteilt werden, unverzüglich in Textform zu bestätigen, sofern der Vorstand dies verlangt.	(4) Any instructions require text form according to § 126b BGB or, if the instructions are given orally, they shall be confirmed in text form without undue delay, if requested by the management board.

§ 2 Gewinnabführung	§ 2 Transfer of Profit

(1)   ADVA verpflichtet sich, ihren ganzen Gewinn an ADTRAN Holdings abzuführen. Vorbehaltlich der Bildung oder Auflösung von Rücklagen nach § 2 Abs. 2 ist der nach § 301 AktG in dessen jeweils geltender Fassung zulässige Höchstbetrag abzuführen.

(1)   ADVA undertakes to transfer its entire annual profit (Gewinnabführung) to ADTRAN Holdings. Subject to establishing or dissolving reserves in accordance with § 2 para. 2, the maximum amount permissible under § 301 AktG, as amended from time to time, shall be transferred.

(2)   ADVA kann mit schriftlicher oder in Textform nach § 126b BGB erfolgender Zustimmung der ADTRAN Holdings Beträge aus dem Jahresüberschuss in andere Gewinnrücklagen einstellen, soweit dies handelsrechtlich zulässig und bei vernünftiger kaufmännischer Beurteilung wirtschaftlich begründet ist. Während der Vertragslaufzeit gebildete andere Gewinnrücklagen sind auf schriftliches oder in Textform nach § 126b BGB erfolgendes Verlangen der ADTRAN Holdings aufzulösen und zum Ausgleich eines Jahresfehlbetrags zu verwenden oder als Gewinn abzuführen. Sonstige Rücklagen oder ein Gewinnvortrag, der aus der Zeit vor der Wirksamkeit dieses Vertrags stammt, dürfen weder als Gewinn abgeführt noch zum Ausgleich eines Jahresfehlbetrages verwendet werden.

(2)   If and to the extent permissible under commercial law and economically justified by reasonable commercial judgement, ADVA may, with the consent of ADTRAN Holdings in writing or text form according to § 126b BGB, allocate parts of its annual profit to other profit reserves. Other profit reserves which have been created during the term of this agreement shall be liquidated upon request of ADTRAN Holdings in writing or text form according to § 126b BGB and used to compensate any annual deficit for the financial year or be transferred as profit. Other reserves or profits carried forward from the period prior to the term of this agreement may neither be transferred as profit nor be used to compensate for any annual deficit.

(3)   Die Verpflichtung zur Abführung des gesamten Gewinns besteht erstmals für das Geschäftsjahr der ADVA, in dem dieser Vertrag nach § 7 Abs. 2 wirksam wird. Die Verpflichtung ist in jedem Fall mit Feststellung des Jahresabschlusses für das betreffende Geschäftsjahr der ADVA fällig.

(3)   The obligation to transfer the annual profit applies for the first time to the entire profits generated in the fiscal year of ADVA in which this agreement becomes effective according to § 7 para. 2. In each case, the obligation becomes due with the approval of the respective annual financial statement of ADVA.

§ 3 Verlustübernahme	§ 3 Balancing of Losses

(1)   ADTRAN Holdings ist nach § 302 Abs. 1 AktG in dessen jeweils geltender Fassung zum Ausgleich eines Jahresfehlbetrags der ADVA verpflichtet. Die Vorschrift des § 302 AktG ist in ihrer Gesamtheit in der jeweils geltenden Fassung anzuwenden.

(1)   ADTRAN Holdings is obliged pursuant to § 302 para. 1 AktG, as amended from time to time, to balance each year any annual net loss of ADVA that would otherwise arise during the term of this agreement. The provision of § 302 AktG applies in its entirety, as amended from time to time.

(2)   Die Verpflichtung zum Ausgleich des gesamten Jahresfehlbetrags besteht erstmals für das Geschäftsjahr der ADVA, in dem dieser Vertrag nach § 7 Abs. 2 wirksam wird. Die Verpflichtung wird in jedem Fall zum Ende eines Geschäftsjahrs der ADVA fällig.

(2)   The obligation to balance any losses applies for the first time to the entire losses generated in the fiscal year of ADVA in which this agreement becomes effective according to § 7 para. 2. In each case, the obligation becomes due at the end of the respective fiscal year of ADVA.

(3)   Bei einer Beendigung dieses Vertrags während eines Geschäftsjahrs, insbesondere durch eine Kündigung aus wichtigem Grund, ist ADTRAN Holdings zur Übernahme desjenigen Fehlbetrags der ADVA, wie er sich aus einer auf den Tag des Wirksamwerdens der Beendigung zu erstellenden Stichtagsbilanz ergibt, verpflichtet.

(3)   In the event this agreement is terminated during a fiscal year, and specifically in the event of termination for cause (wichtiger Grund), ADTRAN Holdings is required to balance the losses of ADVA as shown in the balance sheet to be drawn up as of the date of the effectiveness of the termination in accordance with applicable accounting rules.

§ 4 Ausgleichszahlung	§ 4 Recurring Compensation Payment

(1)   ADTRAN Holdings verpflichtet sich, den außenstehenden Aktionären der ADVA für die Dauer dieses Vertrags als angemessenen Ausgleich nach § 304 Abs. 1 AktG die Zahlung einer wiederkehrenden Geldleistung (Ausgleichszahlung) zu zahlen.

(1)   ADTRAN Holdings undertakes to pay to outside shareholders of ADVA as adequate compensation pursuant to § 304 para. 1 AktG a recurring cash compensation (Recurring Compensation Payment) (Ausgleich) as long as this agreement is in effect.

(2)   Die Ausgleichszahlung beträgt für jedes volle Geschäftsjahr der ADVA für jede nennwertlose Inhaberaktie der ADVA mit einem rechnerischen Anteil am Grundkapital von EUR 1,00 (jede einzelne eine ADVA Aktie, insgesamt die ADVA Aktien) brutto EUR 0,59 (Bruttoausgleichsbetrag), abzüglich eines etwaigen Betrags für Körperschaftsteuer und Solidaritätszuschlag in Höhe des für

(2)   The Recurring Compensation Payment payable for each full fiscal year of ADVA with respect to each no-par value bearer share of ADVA (Namensaktie ohne Nennbetrag), each with a notional value of EUR 1.00 (each a ADVA Share, together the ADVA Shares), shall be equal to EUR 0.59 gross (Gross Compensation Amount), less any amount of corporate income tax diese Steuern für das jeweilige Geschäftsjahr jeweils geltenden Steuersatzes (Nettoausgleichsbetrag), wobei dieser Abzug nur auf den Teil des Bruttoausgleichsbetrags, der sich auf die der deutschen Körperschaftsteuer unterliegenden Gewinne bezieht, vorzunehmen ist. Am Tag des Abschlusses dieses Vertrags beträgt die Körperschaftsteuer 15 % und der Solidaritätszuschlag 5,5%. Dementsprechend ergibt sich am Tag des Abschlusses dieses Vertrags nach kaufmännischer Rundung auf einen vollen Cent-Betrag eine Ausgleichszahlung in Höhe von EUR 0,52 je ADVA Aktie für ein volles Geschäftsjahr der ADVA. Klarstellend wird vereinbart, dass, soweit gesetzlich vorgeschrieben, anfallende Quellensteuern (etwa Kapitalertragsteuer zuzüglich Solidaritätszuschlag) von dem Nettoausgleichsbetrag einbehalten werden.

(Körperschaftsteuer) and solidarity surcharge (Solidaritätszuschlag) at the prevailing rate of these taxes for the relevant fiscal year (Net Compensation Amount), provided that this deduction is to be effected only on such portion of the Gross Compensation Amount that relates to profits subject to German corporate income tax. As of the date of the execution of this agreement, the corporate income tax amounted to 15% and the solidary surcharge amounted to 5.5%. When applied to the Gross Compensation Amount which is subject to German corporate income tax and rounded to a full cent amount in accordance with commercial practices and then deducted, the resulting amount as of the date of the execution of this agreement is a Recurring Compensation Payment of EUR 0.52 for each ADVA Share for an entire fiscal year of ADVA. For the avoidance of doubt, it is agreed that any withholding tax (such as capital gains tax plus solidarity surcharge thereon) shall be withheld from the Net Compensation Amount to the extent required by statutory law.

(3)   Die Ausgleichszahlung ist am dritten Bankarbeitstag (Frankfurt am Main) nach der ordentlichen Hauptversammlung der ADVA für das jeweils abgelaufene Geschäftsjahr, jedoch spätestens acht Monate nach Ablauf des jeweiligen Geschäftsjahrs fällig.

(3)   The Recurring Compensation Payment is due on the third banking day (Frankfurt am Main) following the ordinary general shareholders’ meeting of ADVA for the respective preceding fiscal year, but in any event within eight months following expiration of this fiscal year.

(4)   Die Ausgleichszahlung wird erstmals für dasjenige Geschäftsjahr der ADVA, in dem dieser Vertrag nach § 7 Abs. 2 wirksam wird, gewährt und wird gemäß § 4 Abs. 3 erstmals nach der ordentlichen Hauptversammlung der ADVA im darauffolgenden Jahr gezahlt.

(4)   The Recurring Compensation Payment is first granted for the fiscal year of ADVA in which this agreement becomes effective according to § 7 para. 2, and will be paid for the first time in accordance with § 4 para. 3 after the ordinary general shareholders’ meeting of ADVA in the following year.

(5)   Falls dieser Vertrag während eines Geschäftsjahrs der ADVA endet oder ADVA während der Laufzeit dieses Vertrags ein Rumpfgeschäftsjahr bildet, vermindert sich der Bruttoausgleichsbetrag für das betroffene Geschäftsjahr zeitanteilig.

(5)   If this agreement ends during a fiscal year of ADVA or if ADVA establishes a short fiscal year (Rumpfgeschäftsjahr) during the term of this agreement, the Gross Compensation Amount is reduced to pro rata temporis for the relevant fiscal year.

(6)   Falls das Grundkapital der ADVA aus Gesellschaftsmitteln gegen Ausgabe neuer Aktien erhöht wird, vermindert sich der Bruttoausgleichsbetrag je ADVA Aktie in dem Maße, dass der Gesamtbetrag des Bruttoausgleichsbetrags unverändert bleibt. Falls das Grundkapital der ADVA durch Ausgabe neuer Aktien gegen Bar- und/oder Sacheinlagen erhöht wird, gelten die Rechte aus diesem § 4 auch für die von außenstehenden Aktionären bezogenen Aktien aus einer solchen Kapitalerhöhung. Der Beginn der Berechtigung aus den neu ausgegebenen Aktien nach diesem § 4 korrespondiert mit dem von ADVA bei Ausgabe der neuen Aktien festgesetzten Zeitpunkt zur Gewinnanteilsberechtigung.

(6)   If the share capital of ADVA is increased from own funds of ADVA in exchange for the issuance of new shares, the Gross Compensation Amount per ADVA Share is reduced to such extent that the aggregate amount of the Gross Compensation Amount remains unchanged. If the share capital is increased by the issuance of new shares against cash contributions and/or contributions in kind, the rights under this § 4 also apply for the shares subscribed to by outside shareholders in such capital increase. The beginning of the entitlement to rights under this § 4 in respect of the newly issued shares follows the beginning of entitlement to dividends as set out by ADVA at the time of issuance of the new shares.

(7)   Falls ein Spruchverfahren nach dem Spruchverfahrensgesetz (“SpruchG”) eingeleitet wird und das Gericht rechtskräftig eine höhere Ausgleichszahlung festsetzt oder in einem gerichtlich protokollierten Vergleich zur Beendigung eines Spruchverfahrens oder in einem Vergleich im schriftlichen Verfahren nach § 11 Abs. 4 SpruchG eine höhere Ausgleichszahlung vereinbart wird, können auch die bereits nach Maßgabe des § 5 abgefundenen außenstehenden Aktionäre eine entsprechende Ergänzung der von ihnen bereits erhaltenen Ausgleichszahlungen verlangen, soweit gesetzlich vorgesehen.

(7)   If appraisal proceedings (Spruchverfahren) are initiated in accordance with the German Appraisal Proceedings Act (“SpruchG”) and the court legally determines a higher Recurring Compensation Payment or if a higher Recurring Compensation Payment is agreed in a court-recorded settlement (gerichtlich protokollierter Vergleich) to terminate appraisal proceedings or in a settlement in written proceedings in accordance with § 11 (4) SpruchG, the outside shareholders already compensated in accordance with clause § 5 may also demand a corresponding supplement to the Recurring Compensation Payments already received by them, to the extent provided by law.

§ 5 Abfindung	§ 5 Compensation

(1)   ADTRAN Holdings verpflichtet sich, auf Verlangen eines jeden außenstehenden Aktionärs der ADVA dessen ADVA Aktien gegen eine Barabfindung (Abfindung) in Höhe von EUR 17,21 je ADVA Aktie zu erwerben.

(1)   ADTRAN Holdings undertakes upon demand of any outside shareholder of ADVA to purchase the ADVA Shares tendered by such shareholder in exchange for a cash compensation (Compensation) (Abfindung) in the amount of EUR 17.21 for each ADVA Share.

(2)   Die Verpflichtung der ADTRAN Holdings zum Erwerb der ADVA Aktien ist befristet. Die Frist endet zwei Monate nach dem Tag, an dem die Eintragung des Bestehens dieses Vertrags im Handelsregister des Sitzes der ADVA nach § 10 HGB bekannt gemacht worden ist. Eine Verlängerung

(2)   The obligation of ADTRAN Holdings to acquire ADVA Shares is limited in time. The time limitation period ends two months after the date on which the entry of the existence of this agreement has been published in the commercial register at the registered seat of ADVA pursuant to § 10 der Frist nach § 305 Abs. 4 Satz 3 AktG wegen eines Antrags auf Bestimmung der angemessenen Ausgleichszahlung oder der angemessenen Abfindung durch das in § 2 SpruchG bestimmte Gericht bleibt unberührt; in diesem Fall endet die Frist zwei Monate nach dem Tag, an dem die Entscheidung über den zuletzt beschiedenen Antrag im Bundesanzeiger bekannt gemacht worden ist.

HGB. An extension of the time limitation period pursuant to § 305 para. 4 sent. 3 AktG as a result of a filing for determination of the adequate Recurring Compensation Payment or the adequate Compensation by a court pursuant to § 2 SpruchG remains unaffected; in this event, the time limitation period shall expire two months after the date on which the decision on the last motion disposed has been published in the Federal Gazette (Bundesanzeiger).

(3)   Falls bis zum Ablauf der in § 5 Abs. 2 genannten Frist das Grundkapital der ADVA aus Gesellschaftsmitteln gegen Ausgabe neuer Aktien erhöht wird, vermindert sich die Abfindung je ADVA Aktie in dem Maße, dass der Gesamtbetrag der Abfindung unverändert bleibt. Falls das Grundkapital der ADVA bis zum Ablauf der in § 5 Abs. 2 genannten Frist durch Ausgabe neuer Aktien gegen Bar- und/oder Sacheinlagen erhöht wird, gelten die Rechte aus diesem § 5 auch für die von außenstehenden Aktionären bezogenen Aktien aus der Kapitalerhöhung.

(3)   If the share capital of ADVA is increased from own funds of ADVA in exchange for the issuance of new shares prior to the expiration of the time limitation period set forth in § 5 para. 2, the Compensation for each ADVA Share is reduced to such extent that the aggregate amount of the Compensation remains unchanged. If the share capital of ADVA is increased by the issuance of new shares against cash contributions and/or contributions in kind prior to the expiration of the time limitation period set forth in § 5 para. 2, the rights under this § 5 also apply for the shares subscribed to by outside shareholders in such capital increase.

(4) Die Übertragung der ADVA Aktien gegen Abfindung ist für die außenstehenden Aktionäre der ADVA kostenfrei, sofern sie über ein inländisches Wertpapierdepot verfügen.	(4) The transfer of ADVA Shares in exchange for Compensation is without charge to outside shareholders of ADVA, provided that they have a domestic securities deposit account.

(5)   Falls ein Spruchverfahren nach dem SpruchG eingeleitet wird und das Gericht rechtskräftig eine höhere Abfindung festsetzt oder in einem gerichtlich protokollierten Vergleich zur Beendigung eines Spruchverfahrens oder in einem Vergleich im schriftlichen Verfahren nach § 11 Abs. 4 SpruchG eine höhere Abfindung vereinbart wird, können auch die bereits abgefundenen außenstehenden Aktionäre eine entsprechende Ergänzung der Abfindung verlangen, soweit gesetzlich vorgesehen.

(5)   If appraisal proceedings (Spruchverfahren) are initiated in accordance with the SpruchG and the court legally determines a higher Compensation, or if a higher Compensation is agreed in a court-recorded settlement (gerichtlich protokollierter Vergleich) to terminate appraisal proceedings or in a settlement in written proceedings in accordance with Sec. 11 (4) SpruchG, the outside shareholders who have already received the Compensation may also demand a corresponding supplement to the Compensationg, to the extent provided by law.

(6)   Falls dieser Vertrag durch Kündigung der ADVA oder ADTRAN Holdings zu einem Zeitpunkt endet, zu dem die Frist nach § 5 Abs. 2 für den Erwerb der ADVA Aktien durch ADTRAN Holdings gegen Abfindung nach § 5 Abs. 1 abgelaufen ist, hat jeder außenstehende Aktionär der ADVA das Recht, seine ADVA Aktien, die er im Zeitpunkt der Beendigung dieses Vertrags hält, ADTRAN Holdings gegen Abfindung nach § 5 Abs. 1 anzubieten und ADTRAN Holdings ist verpflichtet, die von dem außenstehenden Aktionär angebotenen ADVA Aktien zu erwerben. Falls die Abfindung nach § 5 Abs. 1 für jede ADVA Aktie durch eine rechtskräftige Entscheidung in einem Spruchverfahren oder durch einen gerichtlich protokollierten Vergleich zur Abwendung oder Beendigung eines Spruchverfahrens erhöht wird, wird ADTRAN Holdings die von dem außenstehenden Aktionär angebotenen

(6)   If this agreement ends upon termination by ADVA or ADTRAN Holdings at a time when the period pursuant to § 5 para. 2 to tender the ADVA Shares to ADTRAN Holdings against the Compensation pursuant to § 5 para. 1 has expired, every outside shareholder of ADVA is entitled to tender the ADVA Shares held at the time of termination of this agreement to ADTRAN Holdings against the Compensation pursuant to § 5 para. 1 and ADTRAN Holdings shall be obliged to acquire the ADVA Shares tendered by the outside shareholder. If the Compensation pursuant to § 5 para. 1 for each ADVA Share is increased as a result of non-appealable appraisal proceedings (Spruchverfahren) or as a result of a judicially recorded settlement (gerichtlich protokollierter Vergleich) in order to avert or terminate appraisal proceedings (Spruchverfahren), ADTRAN Holdings will acquire the

ADVA Aktien gegen Zahlung der im Spruchverfahren oder im gerichtlich protokollierten Vergleich festgesetzten Abfindung erwerben. Das Recht unter diesem § 5 Abs. 6 ist befristet. Die Frist endet zwei Monate nach dem Tag, an dem die Eintragung der Beendigung dieses Vertrags im Handelsregister des Sitzes der ADVA nach § 10 HGB bekannt gemacht worden ist. § 5 Abs. 3 und § 5 Abs. 4 gelten entsprechend.

ADVA Shares tendered by the outside shareholders against payment of the Compensation for each ADVA Share as determined in the appraisal proceedings or judicially recorded settlement (gerichtlich protokollierter Vergleich). The right of disposal as set forth in this § 5 para. 6 is limited in time. The time limitation periods ends two months after the date on which the registration of the termination of this agreement has been published in the commercial register at the registered seat of ADVA pursuant to § 10 HGB. § 5 para. 3 and § 5 para. 4 apply accordingly.

§ 6 Auskunftsrecht	§ 6 Right to Information

(1) ADTRAN Holdings ist berechtigt, Bücher und Schriften der ADVA jederzeit einzusehen.	(1) ADTRAN Holdings is entitled to inspect the books and records of ADVA at any time.

(2) Der Vorstand der ADVA ist verpflichtet, ADTRAN Holdings jederzeit alle verlangten Auskünfte über sämtliche Angelegenheiten der ADVA zu geben.	(2) The management board of ADVA is obliged to supply ADTRAN Holdings at any time with all requested information on all matters relating to ADVA.

(3) Unbeschadet der vorstehenden Rechte ist ADVA verpflichtet, ADTRAN Holdings über die geschäftliche Entwicklung, insbesondere über wesentliche Geschäftsvorfälle, laufend zu informieren.	(3) Notwithstanding the rights above, ADVA is required to keep ADTRAN Holdings continuously informed on the business development and, specifically, on material transactions.

(4)   Solange es sich bei ADVA um eine börsennotierte Aktiengesellschaft handelt, sind die Parteien verpflichtet, die kapitalmarktrechtlichen Vorschriften, insbesondere die Marktmissbrauchsverordnung (EU) Nr. 596/2014, einzuhalten.

(4) As long as ADVA is a publicly listed stock corporation the Parties are obliged to comply with the capital market law requirements, in particular with Market Abuse Regulation (EU) No 596/2014.
§ 7 Wirksamwerden und Dauer des Vertrags	§ 7 Effectiveness and Term of this Agreement

(1) Dieser Vertrag bedarf zu seiner Wirksamkeit der Zustimmung der Hauptversammlung der ADVA.	(1) This agreement requires for its effectiveness the consent of the general shareholders’ meeting of ADVA.

(2)   Dieser Vertrag wird wirksam, sobald sein Bestehen in das Handelsregister des Sitzes der ADVA eingetragen worden ist, frühestens jedoch zu Beginn des am 1. Januar 2023 beginnenden Geschäftsjahres von ADVA.

(2)   This agreement becomes effective upon registration of its existence in the commercial register at the registered seat of ADVA, however, at the earliest, upon the beginning of the fiscal year of ADVA beginning on 1 January 2023 .

(3)   Dieser Vertrag wird für die Zeit bis zum Ablauf des zweiten (2.) Geschäftsjahres von ADVA, das nach der Eintragung dieses Vertrags im Handelsregister beginnt, fest abgeschlossen (“Erstlaufzeit”). Mit Ablauf der Erstlaufzeit und jeder nachfolgenden Folgelaufzeit (wie unten definiert) verlängert sich dieser Vertrag automatisch jeweils um weitere zwei Geschäftsjahre von ADVA (jeweils eine “Folgelaufzeit”), falls er nicht sechs Monate vor Ablauf der Erstlaufzeit oder der betreffenden Folgelaufzeit von einer Partei schriftlich gekündigt wird. Sonstige Rechte zur ordentlichen Kündigung sind ausgeschossen.

(3)   This Agreement is entered into for a fixed term until the end of ADVA’s second (2nd) fiscal year, which begins after the registration of this Agreement in the commercial register (“Initial Term”). Upon expiration of the Initial Term and each subsequent Term (as defined below), this Agreement shall automatically renew for an additional two fiscal years of ADVA (each a “Subsequent Term”) unless terminated in writing by either party six months prior to the expiration of the Initial Term or the relevant Subsequent Term. Any other rights of ordinary termination are excluded.

(4)   Jede Partei kann diesen Vertrag aus wichtigem Grund ohne Einhaltung einer Kündigungsfrist kündigen. Falls ADTRAN Holdings nach diesem Vertrag bestehende Zahlungsverpflichtungen nicht erfüllt, soll ADVA die ADTRAN Holdings hiervon unterrichten und ihr einen Monat Zeit zur Erfüllung geben, bevor ADVA diesen Vertrag aus wichtigem Grund kündigt. § 297 Abs. 1 Satz 2 AktG bleibt unberührt.

(4)   Each party may terminate this agreement for cause (aus wichtigem Grund) without compliance with any notice period. If ADTRAN Holdings fails to perform any of its payment obligations under this agreement, ADVA shall give notice to ADTRAN Holdings and grant a period of one month to cure the default before terminating this agreement for cause. § 297 para. 1 sent. 2 AktG remains unaffected.

(5) Insbesondere sind die Vertragsparteien zur Kündigung aus wichtigem Grund berechtigt, sofern:	(5) The parties to this agreement are entitled to terminate this agreement in particular, but without limitation to, if one of the following events occurs:

(a)   ADTRAN Holdings wegen einer Veräußerung der ADVA Aktien, einer Einbringung der ADVA Aktien in eine andere Gesellschaft oder eines anderen Grunds in der Hauptversammlung der ADVA nicht mehr die Mehrheit der Stimmrechte zusteht; oder

(a)   ADTRAN Holdings ceases to hold the majority of the voting rights in the general shareholders’ meeting of ADVA as a result of a disposal of ADVA Shares, or a contribution of ADVA Shares to another entity, or for another reason; or

(b) ein Rechtsformwechsel, eine Verschmelzung, Spaltung oder Liquidation einer der Vertragsparteien stattfindet.	(b) a change in legal form, merger, demerger or liquidation of one of the parties to this agreement.

(6)   Im Fall einer fristlosen Kündigung aus wichtigem Grund endet dieser Vertrag mit dem Ablauf des in der Kündigung genannten Tags, frühestens jedoch mit Ablauf desjenigen Tags, an dem die Kündigung zugeht.

(6)   In the event of termination for cause without notice, this agreement lapses at the end of the date stated in the notice of termination, provided that this date is no earlier than the day on which notice of termination is served.

(7) Endet dieser Vertrag, hat ADTRAN Holdings den Gläubigern der ADVA nach Maßgabe des § 303 AktG Sicherheit zu leisten.	(7) If the agreement is terminated, ADTRAN Holdings must furnish security to the creditors of ADVA under the conditions set forth in § 303 AktG.

(8) Die Kündigung muss schriftlich erfolgen.	(8) Any notice of termination must be in writing.

§ 8 Schlussbestimmungen	§ 8 Miscellaneous

(1)   Sollte eine Bestimmung dieses Vertrags ganz oder teilweise unwirksam, undurchführbar oder nicht durchsetzbar sein oder werden, ist davon die Gültigkeit, Wirksamkeit und Durchsetzbarkeit der übrigen Bestimmungen nicht berührt. Anstelle der unwirksamen, undurchführbaren oder nicht durchsetzbaren Bestimmung gilt eine wirksame, durchführbare und durchsetzbare Bestimmung, die dem wirtschaftlich Gewollten und dem mit der unwirksamen, undurchführbaren oder nicht durchsetzbaren Bestimmung Bezweckten am nächsten kommt. Entsprechendes gilt für den Fall einer unbeabsichtigten Lücke dieses Vertrags. Die Parteien vereinbaren, dass durch das Vorstehende nicht nur eine Beweislastumkehr eintritt, sondern auch die Anwendbarkeit des § 139 BGB ausgeschlossen ist.

(1)   Should any provision of this agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply analogously to any unintended gap in this agreement. The parties agree that the aforesaid shall not only reverse the burden of proof but that the application of § 139 BGB shall be excluded in its entirety as well.

(2)   Die Parteien erklären ausdrücklich, dass dieser Vertrag keine rechtliche Einheit (§ 139 BGB) mit anderen Rechtsgeschäften oder Vereinbarungen, die zwischen den Parteien getätigt oder abgeschlossen wurden oder werden, bildet oder bilden soll.

(2)   The parties explicitly declare that this agreement is not intended to form a legal unity (§ 139 BGB) with other legal transactions or agreements which are or will be concluded and/or effected between the parties.

(3) Änderungen und Ergänzungen dieses Vertrags bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt insbesondere auch für diese Schriftformklausel. Im Übrigen gilt § 295 AktG.	(3) Amendments and supplements to this agreement must be in writing to be effective. This specifically applies to this clause requiring written form as well. § 295 AktG applies.

(4)   Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland unter Ausschluss der Bestimmungen des Internationalen Privatrechts. Soweit rechtlich zulässig, ist Frankfurt am Main Erfüllungsort für die beiderseitigen Verpflichtungen aus diesem Vertrag sowie ausschließlicher Gerichtsstand.

(4)   This agreement is subject to German law under exclusion of its provisions on private international law. As far as legally permissible, Frankfurt am Main is the place of performance for reciprocal obligations and the exclusive legal venue.

(5) Nur der deutsche Text dieses Vertrags ist rechtsverbindlich. Der englische Text ist nicht Teil des Vertrags und nur eine unverbindliche Übersetzung.	(5) Only the German text of this agreement is legally binding. The English text is not part of this agreement and a non-binding convenience translation only.

ADVA Optical Networking SE

Meiningen, den 1 Dezember 2022 / 1st of December, 2022

/s/ Dr. Christoph Glingener Dr. Christoph Glingener Vor- sitzender des Vorstands
Chief Executive Officer

/s/ Ulrich Dopfer
Ulrich Dopfer

Mitglied des Vorstands
Chief Financial Officer

/s/ Scott St. John
Scott St. John Mitglied des Vorstands
Chief Marketing and Sales Officer

ADTRAN Holdings, Inc.

Huntsville (Alabama, USA), den 1 Dezember 2022 / 1st of December, 2022

/s/ Thomas R. Stanton
Thomas R. Stanton

Chief Executive Officer and Chairman of the Board